CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION
OF
SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C
OF
CITIZENS SOUTH BANKING CORPORATION

Citizens South Banking Corporation, a corporation organized and existing under the laws of the State of Delaware (herein referred to as the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify:

1.	No shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C of the Corporation have, as of the date of this Certificate, been issued; and

2.
A resolution providing for amendments to the Certificate of Designation of the Senior Non-Cumulative Perpetual Preferred Stock, Series C of the Corporation, was duly adopted by the Board of Directors of the Corporation, which resolution provides as follows:

RESOLVED, that the Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series C of the Corporation, filed with the Delaware Secretary of State on September 6, 2011, shall be amended by amending and restating Part 3(g) thereof in its entirety as follows:

“(g)           “Signing Date” means September 22, 2011.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Citizens South Banking Corporation has caused this Certificate of Amendment of the Certificate of Designation to be signed by Kim S. Price, its President and Chief Executive Officer, this 19th day of September, 2011.

CITIZENS SOUTH BANKING CORPORATION

By:	/s/ Kim S. Price
Kim S. Price
President and Chief Executive Officer